EXHIBIT 99.1

                             GRANT PARK FUTURES FUND


                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     9/16/05

                           WEEKLY ROR             MTD ROR              YTD ROR
CLASS A UNITS                -2.79%                -4.07%               -6.66%
CLASS B UNITS                -2.81%                -4.10%               -7.29%

* Subject to independent verification


             WEEKLY COMMENTARY FOR THE WEEK ENDED SEPTEMBER 16, 2005

The Grant Park Futures Fund sustained trading losses over the previous week. The largest setbacks came from positions in the interest rate, energy and currency sectors. Gains came mainly from positions in stock indices.

Long positions in the fixed income sector posted losses as prices for U.S. and European financial instruments tumbled for the week. On the foreign side, prices for the Euro bund, Euro BOBL and LIFFE Euribor fell early in the week when the Dutch central bank said that new rules for pension funds in the Netherlands would not be implemented until 2007, a year later than anticipated. Analysts said that the sell-off occurred as the new set of rules was expected to hike demand for longer-dated bonds by encouraging funds to match the duration of assets with liabilities. Prices were also lower on the news that German and French consumer prices grew at a higher-than-anticipated rate. Longs in the London long gilts and short-sterling lost as prices in those markets fell after it was reported that British consumer prices were a little higher than the 2% inflationary target set by the Bank of England. Prices in the domestic market were also lower for the week. The Thirty-year bond fell 1 point and 25/32s while the Ten-year note settled 31/32s lower. The market softened as investors began to anticipate that the Federal Reserve would move to raise short-term interest rates despite calls for a pause in the tightening cycle until the full economic effects of Hurricane Katrina could be realized.

The euro zone currencies depreciated against the U.S. dollar, bringing losses to long positions. The euro closed a little more than 1.6 cents lower against the dollar on worries that the possibility of a deadlock in the German election could result in a "grand coalition" between the Social Democrats and Christian Democrats. This fear caused investors to sell the common currency over concerns that it would put a halt to reforms. Weakness in the foreign currencies also came as a result of the U.S. trade deficit data. Investors bought the U.S. dollar when it was reported that the deficit was just $57.9 billion for July, which was not as high as anticipated. The British pound closed more than 3 cents lower against the dollar, hurting longs. Short positions in the dollar index lost ground as did longs in the Canadian dollar.

Oil prices retreated for the week, resulting in setbacks to long positions. Prices for crude fell late in the week after the government said that underwater pipelines in the Gulf of Mexico had not been damaged significantly by Hurricane Katrina. November crude settled at $63.34 per barrel, $1.56 lower for the week. Heating oil fell 6.18 cents to $1.8780 per gallon while unleaded gasoline was
17.46 cents cheaper at $1.7851 per gallon.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY

[LOGO]                                          555 West Jackson Blvd, Suite 600
Dearborn Capital Management, LLC                              Chicago, IL  60661
                                                 (312) 756-4450 o (800) 217-7955
                                                            o FAX (312) 756-4452
                                             Performance Hotline: (866) 516-1574
                                                website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com

Lastly, longs in the stock index sector resulted in profits. A bulk of the gains came from longs in the Tokyo Nikkei as news of the landslide victory by Koizumi's Liberal Democratic Party in Japan spurred investors to push the index close to 13,000, nearly touching four-year highs.












































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY

[LOGO]                                          555 West Jackson Blvd, Suite 600
Dearborn Capital Management, LLC                              Chicago, IL  60661
                                                 (312) 756-4450 o (800) 217-7955
                                                            o FAX (312) 756-4452
                                             Performance Hotline: (866) 516-1574
                                                website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com